EXHIBIT 99.1

Interwoven Announces Preliminary Second Quarter 2005 Results

Revenues Expected to be $40.5 to $41.5 million; Per Share Results
In Line with Previous Guidance

SUNNYVALE, Calif. – July 6, 2005 – Interwoven, Inc. (Nasdaq: IWOV), provider of Enterprise Content Management (ECM) solutions for business, today announced that preliminary financial results are expected to be lower than previously forecast for the second quarter ended June 30, 2005.

Interwoven expects to report total revenue in the range of $40.5 to $41.5 million and license revenue of between $14.0 to $15.0 million. The company also anticipates a net loss per share, calculated in accordance with generally accepted accounting principles, to be in the range of $0.01 to break even. On a pro forma basis, Interwoven expects to report net income per share to be in the range of $0.05 to $0.06. Pro forma results exclude the expected amortization of stock-based compensation of $300,000 to $500,000, amortization of intangible assets of $3.4 million to $3.6 million and the related tax impact of these adjustments. These expected results are based on preliminary information.

These expected results compare to total revenue of $39.5 million for the same period last year and $42.5 million for the first quarter of 2005. Net loss per share, calculated in accordance with generally accepted accounting principles, was $0.39 a year ago, while pro forma net income was $0.02 per share. Pro forma results in the comparative period exclude restructuring charges of $11.8 million, amortization of stock-based compensation of $806,000, amortization of intangible assets of $3.8 million and the related tax impact of these adjustments.

“Our second quarter results were impacted by several deals that slipped and did not close by the end of quarter. While I am disappointed in our second quarter revenue performance, we continued to post pro forma profitable results and our financial position remained strong. I see no material change in the ECM environment or the long-term demand for our ECM solutions,” said Martin Brauns, Chairman and CEO of Interwoven.

Pro Forma Financial Information

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, Interwoven uses measures of operating results, net loss and net loss per share, which are adjusted to exclude restructuring charges and amortization of stock-based compensation and intangible assets. These pro forma measures are not in accordance with, or an alternative for, similar measures calculated in accordance with generally accepted accounting principles and Interwoven’s pro forma measures may be different from pro forma measures used by other companies. Interwoven believes that the presentation of pro forma results provides useful information to management and investors regarding underlying trends in its consolidated financial condition and results of operations. Interwoven uses these pro forma measures in assessing corporate performance. Readers are advised to review and carefully consider the financial information prepared in accordance with generally accepted accounting principles contained in this press release and Interwoven’s periodic filings with the Securities and Exchange Commission.

Today’s Conference Call Information

Interwoven will host a conference call today, July 6, 2005, at 2:00 p.m. PT (5:00 p.m. ET) to discuss this press release. Listeners may access the conference call live by dialing (913) 981-4903 or via webcast at http://www.interwoven.com/investors. The call replay will be available starting July 6, 2005 after 5:00 p.m. PT for a limited period. To access the replay, dial (719) 457-0820 or (888) 203-1112 and the pass code is 6040854.

Second Quarter 2005 Results

Interwoven plans to release second quarter financial results for the period ended June 30, 2005 after the market close on July 21, 2005. The company will hold a conference call at 2:00 p.m. PT (5:00 p.m. ET) that day.

Interwoven plans to release second quarter financial results for the period ended June 30, 2005 after the market close on July 21, 2005. The company will hold a conference call at 2:00 p.m. PT (5:00 p.m. ET) that day.

Conference Call Details:
Date:	Thursday, July 21, 2005
Time:	2:00 p.m. PT (5:00 p.m. ET)
Live Dial-in #:	(913) 981-5522
Replay #:	(719) 457-0820 or (888) 203-1112
Pass code:	9054354

Audio Webcast instructions will be available on Interwoven’s website at http://www.interwoven.com/investors. The call replay will be available starting July 21, 2005 after 5:00 p.m. PT for a limited period.

About Interwoven

Interwoven, Inc., provider of Enterprise Content Management solutions for business, enables organizations to unify people, content and processes to minimize business risk, accelerate time-to-value and sustain lower total cost of ownership. Interwoven delivers deep industry-specific solutions which reduce business process cycle time from initial collaboration through design, production, sales, marketing, legal review, IT and service. Interwoven leads the industry with a service-oriented architecture today and easy-to-use, best-in-class components and solutions. Today, over 3,200 enterprises, law firms and professional services organizations worldwide are Interwoven customers including BT, Ford, Freshfields Bruckhaus Deringer, General Motors, Jones Day, Motorola and Yamaha. Interwoven is headquartered in Sunnyvale, California with offices around the world. For more information visit www.interwoven.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include Interwoven, Inc.’s preliminary estimates of revenue, net loss per share in accordance with generally accepted accounting principles and pro forma net income per share for the quarter ended June 30, 2005, which are subject to further review and based on current information. The final results for the second quarter of 2005 of Interwoven, Inc. may differ from the preliminary estimates discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements and business and economic risks that could cause actual future results to differ materially from the Company’s estimates set forth above. Some of the factors which could cause the Company’s actual results to differ materially from its expectations include the following: customer acceptance of our enterprise content management solutions and new product releases may be slower than we anticipate; lengthening customer sales cycles; customer spending on enterprise content management initiatives may decline; our ability to cross-sell additional products into our installed base of customers; intense competition in our market which makes our results difficult to predict; development of certain Interwoven products and services may not proceed as planned; and the introduction of new products or services by competitors and the ongoing consolidation in our market place could delay or reduce sales. These and other risks and uncertainties associated with our business are described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Forms 8-K, which are on file with the Securities and Exchange Commission and available through www.sec.gov.